                                                                     Exhibit (l)
                                 PURCHASE AGREEMENT


     Huntington VA Funds, a Massachusetts business trust (the "Trust"), and Hartford Life Insurance Company ("Hartford"), a ___________________, hereby agree as follows:

     1. The Trust hereby offers and Hartford hereby purchases 100,000 units of beneficial interest of the Trust representing interests in the series of shares known as the Huntington VA Income Equity Fund (such 100,000 units of beneficial interest being hereafter collectively known as "Shares") at a price of $10.00 per Share. Hartford hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from Hartford of funds in the amount of $1,000,000 for the series of the Trust in full payment for the Shares. It is further agreed that no certificate for the Shares will be issued by the Trust.

     2. Hartford represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

     3. The names "Huntington VA Funds" and "Trustees of Huntington VA Funds" refer respectively to the Trust created and the Trustees as Trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of June 30, 1999, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Huntington VA Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are not made individually, but only in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

     IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the _____ day of _____________, 1999.


                              HUNTINGTON VA FUNDS


                              By:
                                 ------------------------------------

                              Title:
                                    ---------------------------------

                              HARTFORD LIFE INSURANCE COMPANY


                              By:
                                 ------------------------------------

                              Title:
                                    ---------------------------------